Exhibit 11.1
------------


                      DESKTOP DATA, INC. AND SUBSIDIARIES
                     COMPUTATION OF NET EARNINGS PER SHARE

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          1995          1994
                                                          ----          ----

Net income (loss)                                      $2,137,064   $ (287,067)
Accretion of dividends on Series B
  preferred stock...................................     (101,250)    (135,000)
Discount on redemption of Series B
  preferred stock...................................    1,232,238           --
                                                       ----------   ----------
Net income (loss) available for common
  stockholders......................................   $3,268,052   $ (422,067)
                                                       ==========   ==========

Weighted average common shares outstanding..........    4,959,013    2,582,581
Weighted average shares to reflect the
  conversion of Series A, Series C, and Series D
  preferred stock as of the beginning of
  the period........................................    2,350,452    3,847,123
Weighted average shares to be issued sufficient
  to generate proceeds for the payment of
  dividends on the Series A preferred stock
  payable upon the Initial Public Offering..........           --      190,876
Common stock options issued after July 1, 1994,
  pursuant to the treasury stock method.............           --       49,830
Common stock equivalents outstanding, pursuant
  to the treasury stock method......................      209,064          N/A
                                                       ----------   ----------

Weighted average number of common and common
  equivalent shares outstanding in 1995;
  Pro forma weighted average number of common
  and common equivalent shares outstanding in 1994..    7,518,529    6,670,410
                                                       ----------   ----------
Net income per common and common equivalent
  share in 1995; Pro forma net loss per common
  and common equivalent share in 1994...............   $     0.43   $    (0.06)
                                                       ==========   ==========

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